PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 25, 2015

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS AND ANNOUNCES 2015 OUTLOOK

•	FOURTH QUARTER EPS ON A NON-GAAP BASIS MATCHED TOP END OF GUIDANCE AT $1.76, INCLUDING A $0.10 NEGATIVE IMPACT RELATED TO FOREIGN CURRENCY EXCHANGE RATES; GAAP EPS WAS $0.62

•
COMPANY PROVIDES PRELIMINARY 2015 NON-GAAP EPS GUIDANCE OF $6.75 - $6.90, WHICH REFLECTS AN EXPECTED NEGATIVE IMPACT OF APPROXIMATELY $1.30 PER SHARE PRIMARILY RELATED TO FOREIGN CURRENCY EXCHANGE RATES

New York, New York - PVH Corp. [NYSE: PVH] reported 2014 fourth quarter and full year results and announced 2015 guidance.

Non-GAAP Amounts:
Non-GAAP amounts discussed in this release exclude the items that are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts and constant currency amounts are presented later in this release and identify and quantify all excluded items.

Overview of Fourth Quarter Results:

•
Earnings per share on a non-GAAP basis increased 23% to $1.76, including a $0.10 negative impact related to foreign currency exchange rates. Earnings per share on a non-GAAP basis was $1.43 in the prior year’s fourth quarter.

•	GAAP earnings per share was $0.62 compared to prior year’s fourth quarter loss per share of $(0.46).

•
Revenue increased 5% on a constant currency basis (increased 1% on a GAAP basis) over the prior year’s fourth quarter revenue of $2.05 billion. Revenue changes by business from the prior year period included (i) a 6% increase in the Calvin Klein business on a constant currency basis (2% increase on a GAAP basis); (ii) a 9% increase in the Tommy Hilfiger business on a constant currency basis (2% increase on a GAAP basis); and (iii) a 3% decrease in the Heritage Brands business.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Overall, we are pleased with our fourth quarter results, which matched the top end of our earnings guidance, despite the highly challenging market environment and foreign currency headwinds. The Calvin Klein and Tommy Hilfiger businesses delivered improved year over year results, driven by the strength of their global consumer appeal. 2014 was a year of action for PVH, as we followed through with the investments initiated in 2013, which centered on our people, products, infrastructure, supply chain and distribution. We also announced the exit of our Izod retail business by the end of 2015 to focus on our higher margin businesses.”
Mr. Chirico continued, “Looking ahead to 2015, we are taking a prudent approach to planning our business. The strength of the U.S. dollar relative to other major currencies in which we conduct business and the volatile global macroeconomic environment is expected to have a significant negative impact on our 2015 results. Nonetheless, we expect that our global lifestyle brands, Calvin Klein and Tommy Hilfiger, will continue to demonstrate strong underlying performance globally.”
Mr. Chirico concluded, “We remain committed to maximizing the potential of our businesses and believe the strength of our brands, together with the strategic investments made during 2013 and 2014, along with our strong balance sheet and continued debt repayment, will position us to deliver long term global growth and stockholder value.”

Fourth Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 6% on a constant currency basis (increased 2% on a GAAP basis) from $688 million in the prior year’s fourth quarter. Calvin Klein North America revenue increased 13%, driven by growth in the wholesale businesses, coupled with square footage expansion in Company-operated retail stores. The underwear business experienced strong momentum in the department store channel and helped fuel the overall growth in the wholesale business. North America retail comparable store sales were relatively flat as a result of the highly promotional retail environment during the holiday period. Calvin Klein International revenue decreased 2% on a constant currency basis (decreased 8% on a GAAP basis) compared to the prior year. Calvin Klein International retail comparable store sales declined 7%, as anticipated, largely due to a decrease in Asia resulting from the timing of the Chinese New Year, as the fourth quarter of fiscal 2014 did not include a Chinese New Year, while the fourth quarter of fiscal 2013 did.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $91 million, including a $3 million negative impact due to foreign currency exchange rate changes, from $86 million in the prior year’s fourth quarter. The earnings increase was driven in large part by the revenue increase in North America, combined with an increase in gross margin in the international business, particularly in Europe.

GAAP earnings before interest and taxes was $74 million compared to $23 million in the prior year’s fourth quarter. The increase was principally driven by a reduction in integration and restructuring costs incurred during the fourth quarter of 2014 compared to the fourth quarter of 2013, combined with the increase in non-GAAP earnings discussed above.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 9% on a constant currency basis (increased 2% on a GAAP basis) from $902 million in the prior year period. Tommy Hilfiger North America revenue increased 9%, principally due to a double-digit percentage increase in the wholesale business that was attributable, in part, to a shift in timing of shipments into the fourth quarter of 2014 from the third quarter, combined with square footage expansion in Company-operated retail stores. North America retail comparable store sales were relatively flat as a result of the highly promotional retail environment during the holiday period. Tommy Hilfiger International revenue increased 9% on a constant currency basis (decreased 4% on a GAAP basis). Europe revenue growth was driven by a 6% comparable store sales increase, square footage expansion in Company-operated stores and a mid-single digit percentage revenue increase in the wholesale business.

Earnings before interest and taxes was $121 million on a non-GAAP basis, including a $9 million negative impact due to foreign currency exchange rate changes, compared to $118 million in the prior year’s fourth quarter. The increase was principally attributable to the revenue increase mentioned above.

On a GAAP basis, earnings before interest and taxes was relatively flat compared to the prior year’s fourth quarter of $118 million, as the non-GAAP earnings increase discussed above was mostly offset by the costs related to the Company’s initiative to exit a discontinued product line in Japan.

Heritage Brands
Revenue for the Heritage Brands business for the quarter decreased 3% from $462 million in the prior year period. This decrease was principally driven by a 5% decrease in the wholesale business attributable to poor performance in the Company’s dress shirt business. The decline in the dress shirt business was primarily driven by an overall decline in the industry, along with underperformance in certain of the Company’s dress shirt brands. Partially offsetting the wholesale decline was a 1% increase in retail comparable store sales (excluding the Izod retail business, which is no longer included in retail comparable store sales, as the business is being exited in fiscal 2015).

Earnings before interest and taxes on a non-GAAP basis decreased to $17 million compared to $29 million in the prior year’s fourth quarter due to the revenue decline in the Company’s dress shirt business coupled with a decline in gross margin in that business, as additional markdowns were required due to excess inventory levels.

Loss before interest and taxes on a GAAP basis was $9 million as compared to income before interest and taxes of $21 million in the prior year’s fourth quarter. The decrease was mainly attributable to the dress shirt business decline noted above and $21 million of expenses incurred in connection with exiting the Izod retail business (most of which were noncash impairment charges), partially offset by a reduction in acquisition, integration and restructuring costs incurred in 2014 as compared to the prior year period.

Fourth Quarter Consolidated Earnings:
Earnings before interest and taxes on a non-GAAP basis increased 4% on a constant currency basis (decreased 2% including foreign currency exchange rate impacts) from the prior year’s fourth quarter of $207 million, due to continued strong performance in the Tommy Hilfiger business and an earnings increase in the Calvin Klein business, partially offset by poor performance within the Company’s Heritage Brands dress shirt business.

Earnings before interest and taxes on a GAAP basis was $6 million as compared to $160 million in the prior year’s fourth quarter. The decrease was primarily due to a retirement plan actuarial loss of $139 million incurred in the fourth quarter of 2014 (as compared to an actuarial gain of $53 million in the fourth quarter of 2013) and the expenses incurred in connection with exiting the Izod retail business, partially offset by lower integration and restructuring costs compared to the fourth quarter of 2013.

Net interest expense decreased to $32 million from $45 million in the prior year’s fourth quarter due to lower average debt balances and interest rates, combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the related redemption of its 7 3/8% senior notes due 2020.

Full Year 2014 Consolidated Results:
Earnings per share on a non-GAAP basis for 2014 was $7.30 compared to $7.03 for the prior year. GAAP earnings per share was $5.27 compared to $1.74 for the prior year.

Revenue was $8.24 billion, including a negative $100 million impact related to foreign currency exchange rate changes. Revenue in the prior year was $8.22 billion on a non-GAAP basis and $8.19 billion on a GAAP basis.

The revenue increase was due to:

•
A 3% increase in the Calvin Klein business compared to 2013, driven by (i) the ten additional days of operations in 2014 of the acquired Calvin Klein businesses compared to 2013; (ii) mid-single digit and high-single digit percentage increases in the North America wholesale and retail businesses, respectively; (iii) an increase in royalty revenue; and (iv) the absence of $30 million of sales returns recorded in 2013 for certain wholesale customers in Asia in the acquired business in connection with an initiative to reduce excess inventory levels. Retail comparable store sales increased 2% in North America and decreased 5% internationally. The decline in international retail comparable store sales was due in large part to a decrease in Asia resulting from the timing of the Chinese New Year, as fiscal 2014 did not include a Chinese New Year, while the holiday fell into both the first and fourth quarters in fiscal 2013. Also contributing to the retail comparable store decline was underperformance in Europe in the first half of the year.

•
A 6% increase on a constant currency basis (4% increase on a GAAP basis) in the Tommy Hilfiger business compared to 2013. Tommy Hilfiger North America revenue increased 6%, principally due to high-single digit percentage wholesale growth, retail comparable store sales growth of 2% and square footage expansion in Company-operated stores. Tommy Hilfiger International revenue increased 5% on a constant currency basis (increased 3% on a GAAP basis), driven principally by European retail comparable store sales growth of 3%, square footage expansion in Company-operated stores and low-single digit percentage wholesale growth.

•	A 1% decrease in the Heritage Brands business compared to the prior year excluding $176 million of revenue related to the Bass business, as mid-single digit percentage growth in the wholesale sportswear business was more than offset by the poor performance of the dress shirt business and a 5% comparable store sales decline in the Company’s retail stores (excluding the Izod retail business in the fourth quarter, which is no longer included in retail comparable store sales as the business is being exited in 2015). Including the Bass revenue in 2013, revenue decreased 9%, or $186 million, to $1.80 billion from $1.99 billion in the prior year.

Earnings before interest and taxes on a non-GAAP basis decreased to $921 million from $967 million in the prior year, principally due to:

•	A $30 million decline in the Calvin Klein business, driven principally by investments in the acquired Warnaco businesses.

•	A $31 million increase in the Tommy Hilfiger business, principally attributable to the revenue increase mentioned above, combined with operating margin improvement.

•
A $43 million decline in the Heritage Brands business, principally attributable to the revenue decrease mentioned above and a gross margin decline resulting from overall increased promotional activity in order to drive traffic and revenue, combined with poor performance within the dress shirt and retail businesses.

GAAP earnings before interest and taxes increased to $530 million from $513 million in the prior year. The earnings increase was primarily due to a net decrease in restructuring and Warnaco acquisition and integration costs as compared to the prior year. Also contributing to the earnings increase was an increase in the Tommy Hilfiger business. Partially offsetting these increases were (i) the earnings decreases on a non-GAAP basis in the Calvin Klein and Heritage Brands businesses discussed above; (ii) a retirement plan actuarial loss incurred in 2014 (as compared to an actuarial gain in 2013); and (iii) expenses incurred in connection with exiting the Izod retail business.

Net interest expense decreased to $139 million from $185 million in the prior year due to lower average debt balances and interest rates combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the related redemption of its 7 3/8% senior notes due 2020. During the fourth quarter of 2014, the Company made debt repayments totaling approximately $180 million on its outstanding term loans, for total 2014 term loan debt repayments of $425 million, most of which were voluntary.

2015 Guidance:
In 2015, the Company expects its full year earnings per share results to be negatively impacted versus the prior year by (i) approximately $1.20 per share from foreign currency exchange rates due to the significant strengthening of the United States dollar against other currencies in which the Company transacts significant levels of business, and (ii) volatility in the global macroeconomic environment, particularly with respect to the Company’s businesses in Russia. The Company expects a negative impact of approximately $0.10 per share from its Russia businesses due to political and economic instability in the region.
Summary of Foreign Currency Exchange Rates
See below for a summary of changes in various currencies compared with the United States dollar average in fiscal 2014.

	Fiscal 2014 Average FX Rate	3/24/15 FX Rate	% Change 3/24/15 vs. Fiscal 2014 Average Rate
1 USD Against:

Russian Ruble	39.57	57.92	46.4%

Brazilian Real	2.37	3.12	32.0%

Euro	0.76	0.91	19.8%

Japanese Yen	106.64	119.53	12.1%

Canadian Dollar	1.11	1.25	12.0%

Mexican Peso	13.41	14.93	11.3%

British Pound	0.61	0.67	9.8%

Korean Won	1,053.94	1,104.49	4.8%

Chinese Yuan Renminbi	6.18	6.21	0.5%
Source: European Central Bank

The Company’s full year 2014 earnings before interest and taxes on a non-GAAP basis (excluding Corporate expenses not allocated to the Company’s segments) was $1.022 billion. Approximately two-thirds of this amount was subject to foreign currency exchange risk.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Earnings per share is currently projected to be in a range of $6.75 to $6.90 on a non-GAAP basis, which reflects the expected $1.30 negative impact related to foreign currency exchange rates and pressures on the Company’s Russia businesses as described above. Excluding this negative impact, earnings per share on a non-GAAP basis is expected to increase 10% to 12% versus the prior year’s non-GAAP earnings per share of $7.30.

Revenue in 2015 is currently projected to increase approximately 3% on a constant currency basis (decrease approximately 4% on a GAAP basis). It is currently projected that revenue for the Calvin Klein business in 2015 will increase approximately 5% on a constant currency basis (will be relatively flat on a GAAP basis). Revenue for the Tommy Hilfiger business in 2015 is currently expected to increase approximately 3% on a constant currency basis (decrease approximately 7% on a GAAP basis). Revenue for the Heritage Brands business in 2015 is currently projected to decrease approximately 4%.

Net interest expense is expected to be approximately $120 million to $125 million in 2015 compared to the 2014 amount of $139 million, due to the impact of 2015 anticipated debt payments and the full year impact of payments made in 2014. The Company expects to use its free cash flow to repay at least $425 million of debt in 2015. The Company currently estimates that the 2015 effective tax rate will be approximately 22%.

The Company’s earnings per share estimate on a non-GAAP basis excludes approximately $50 million of pre-tax costs associated primarily with the Warnaco integration and related restructuring and $20 million of pre-tax costs associated with operating and exiting the Izod retail business. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

First Quarter Guidance
First quarter 2015 earnings per share on a non-GAAP basis is currently projected to be in a range of $1.35 to $1.40, which reflects an expected $0.30 per share negative impact related to foreign currency exchange rates and pressures on the Company’s Russia businesses as described above. Excluding this negative impact, earnings per share on a non-GAAP basis is expected to increase 12% to 16% versus the prior year’s first quarter non-GAAP earnings per share of $1.47.

Revenue in the first quarter of 2015 is currently projected to increase approximately 2% on a constant currency basis (decrease approximately 6% on a GAAP basis). It is currently projected that revenue for the Calvin Klein business in the first quarter of 2015 will increase approximately 3% on a constant currency basis (decrease approximately 3% on a GAAP basis). Revenue for the Tommy Hilfiger business in the first quarter of 2015 is currently expected to increase approximately 2% on a constant currency basis (decrease approximately 10% on a GAAP basis). Revenue for the Heritage Brands business in the first quarter of 2015 is currently projected to decrease approximately 1%.

The Company projects that first quarter net interest expense will be approximately $30 million, a reduction of $11 million compared to the first quarter of 2014 due to the impact of payments made in 2014. The Company currently estimates that the first quarter tax rate will be between 25% and 26%.

The Company’s first quarter earnings per share estimate excludes approximately $20 million of pre-tax costs associated with the integration and related restructuring of Warnaco and $10 million of pre-tax costs associated with operating and exiting the Izod retail business. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $20 million expected to be incurred in 2015 related to operating and exiting the Izod retail business, of which $10 million is expected to be incurred in the first quarter.

•
Pre-tax costs of approximately $50 million expected to be incurred in 2015 in connection with the integration of Warnaco and the related restructuring, of which $20 million is expected to be incurred in the first quarter.

•
Pre-tax costs of approximately $138 million incurred in 2014 in connection with (i) the integration of Warnaco and the related restructuring, including a pre-tax gain resulting from the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand, which were transferred to the Company’s joint venture there, and the previously consolidated Calvin Klein joint venture in India, which the Company effectively no longer controls; (ii) the sale of the Bass business, which closed in the fourth quarter of 2013 (as certain costs related to the sale were incurred in 2014); (iii) the impairment of certain Tommy Hilfiger stores in North America in the second quarter of 2014; and (iv) costs incurred in connection with the exit of a discontinued product line in the Tommy Hilfiger Japan business. Of the total costs, $26 million was incurred in the first quarter, $46 million was incurred in the second quarter, $29 million was incurred in the third quarter and $37 million was incurred in the fourth quarter.

•
Pre-tax costs of approximately $21 million incurred in the fourth quarter of 2014 related to the exit of the Izod retail business, which includes approximately $18 million of noncash charges related to asset impairments.

•
Pre-tax costs of $93 million recorded in the first quarter of 2014 associated with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020.

•	A pre-tax expense of $139 million recorded in the fourth quarter of 2014 related to recognized actuarial losses on retirement plans.

•
Discrete tax benefits of $92 million in 2014 primarily related to various Warnaco integration activities and the resolution of uncertain tax positions, of which $30 million was recorded in the second quarter, $25 million was recorded in the third quarter and $37 million was recorded in the fourth quarter.

•	A revenue reduction of $30 million in the first quarter of 2013 attributable to sales returns accepted from certain Warnaco Asia wholesale customers to reduce excess inventory levels.

•	Pre-tax costs of $511 million incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the debt modification and extinguishment completed at the time of the Warnaco acquisition, and the sales returns mentioned above, of which $224 million was incurred in the first quarter, $128 million was incurred in the second quarter, $61 million was incurred in the third quarter and $99 million was incurred in the fourth quarter. Approximately $215 million of the acquisition, integration and related restructuring charges incurred in 2013 were noncash charges, the majority of which were short-lived valuation adjustments and amortization.

•
Pre-tax income of $24 million recorded in the third quarter of 2013 due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

•
A pre-tax loss of $20 million, including related costs, incurred in 2013 in connection with the sale of substantially all of the assets of the Bass business, which closed on November 4, 2013, of which $19 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax income of $53 million recorded in the fourth quarter of 2013 related to recognized actuarial gains on retirement plans.

•
A tax expense of $120 million recorded in the fourth quarter of 2013 in connection with an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

•
A net tax expense of $5 million recorded in 2013 associated with various Warnaco integration activities and various adjustments to liabilities for changes in estimates in uncertain tax positions, of which an expense of $28 million was recorded in the second quarter, a benefit of $28 million was recorded in the third quarter and an expense of $5 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in United States dollars in accordance with generally accepted accounting principles in the United States. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in United States dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in United States dollars and, as the United States dollar strengthens, this United States dollar-based inventory converts into a higher amount of local currency inventory and cost of goods when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency translation rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Please see Tables 1 through 8 and the sections entitled “Reconciliations of 2014 Constant Currency Amounts” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its year end earnings release is scheduled for Thursday, March 26, 2015 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #9102578. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from its acquisition of The Warnaco Group, Inc. (“Warnaco”); (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Net sales	$1,973.1	$1,953.6	$7,849.1	$7,806.2
Royalty revenue	76.5	75.6	300.5	290.7
Advertising and other revenue	19.2	23.1	91.6	89.5
Total revenue	$2,068.8	$2,052.3	$8,241.2	$8,186.4

Gross profit on net sales	$975.6	$970.8	$3,934.6	$3,839.1
Gross profit on royalty, advertising and other revenue	95.7	98.7	392.1	380.2
Total gross profit	1,071.3	1,069.5	4,326.7	4,219.3

Selling, general and administrative expenses	1,065.8	909.5	3,713.6	3,673.5

Debt modification and extinguishment costs			93.1	40.4

Equity in income of unconsolidated affiliates, net	0.7	—	9.9	8.0

Earnings before interest and taxes	6.2	160.0	529.9	513.4

Interest expense, net	32.0	45.4	138.5	184.7

Pre-tax (loss) income	(25.8)	114.6	391.4	328.7

Income tax (benefit) expense	(77.3)	152.2	(47.5)	185.3

Net income (loss)	51.5	(37.6)	438.9	143.4

Less: Net loss attributable to redeemable non-controlling interest		(0.1)	(0.1)	(0.1)

Net income (loss) attributable to PVH Corp.	$51.5	$(37.5)	$439.0	$143.5

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$0.62	$(0.46)	$5.27	$1.74

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Depreciation and amortization expense	$63.3	$70.5	$244.7	$313.6

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2014 and 2013 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the realized actuarial (loss) gain on retirement plans in 2014 and 2013, respectively; (iii) the costs incurred in 2014 in connection with exiting the Izod retail business, including noncash impairment charges; (iv) the costs incurred in 2014 in connection with its exit of a discontinued product line in the Tommy Hilfiger Japan business; (v) the impairment recorded in 2014 of certain Tommy Hilfiger stores in North America; (vi) the costs incurred in 2014 and 2013 related to the sale of the Bass business; (vii) the costs incurred in 2014 in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (viii) the net gain recorded in 2014 on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (ix) the income recorded in 2013 due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (x) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (xi) the interest expense incurred in 2013 prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (xii) the tax effects associated with the foregoing items; (xiii) the tax benefits recorded in 2014 associated with non-recurring discrete items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions; (xiv) a 2013 non-recurring discrete tax item attributable to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements; and (xv) the net tax expense recorded in 2013 associated with non-recurring discrete items related to the Warnaco integration, which are on a non-GAAP basis for each year, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Non-GAAP Measures
Total revenue(1)				$8,216.4
Total gross profit(2)	$1,073.9	$1,078.3	$4,333.2	4,304.9
Selling, general and administrative expenses(3)	871.8	871.5	3,422.5	3,346.0
Earnings before interest and taxes(4)	202.8	206.8	920.6	966.9
Interest expense, net(5)				183.9
Income tax expense(6)	23.7	42.5	174.4	202.1
Net income attributable to PVH Corp.(7)	147.1	119.0	607.8	581.0
Diluted net income per common share attributable to PVH Corp.(8)	$1.76	$1.43	$7.30	$7.03

Depreciation and amortization expense(9)	$62.0	$67.5	$239.1	$230.2

(1) Please see Table 2 for reconciliation of GAAP revenue to revenue on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(3) Please see Table 5 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(4) Please see Table 3 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(5) Please see Table 6 for reconciliation of GAAP net interest expense to net interest expense on a non-GAAP basis.
(6)    Please see Table 7 for reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for reconciliations of GAAP net income (loss) to net income on a non-GAAP basis.
(8)    Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to diluted net income per common share on a non-GAAP basis.

(9) Please see Table 8 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Net income (loss) attributable to PVH Corp.	$51.5	$(37.5)	$439.0	$143.5

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$0.62	$(0.46)	$5.27	$1.74

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	0.8	8.8	4.7	85.6

Gross profit charges associated with exit of a discontinued product line in the Tommy Hilfiger Japan business	1.8		1.8

Actuarial loss (gain) on retirement plans (recorded in SG&A)	138.9	(52.5)	138.9	(52.5)

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	32.9	89.8	134.7	384.1

SG&A expenses associated with exit from Izod retail business (including noncash impairment charges of $17.8)	21.0		21.0

SG&A expenses associated with exit of a discontinued product line in the Tommy Hilfiger Japan business	1.2		1.2

Impairment of certain Tommy Hilfiger North America stores (recorded in SG&A)			2.3

Loss recorded on the sale of Bass, including related costs (recorded in SG&A)		0.7	1.0	20.2

SG&A impact of the amendment of an unfavorable contract				(24.3)

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)			(8.0)

Debt modification and extinguishment costs			93.1	40.4

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes				0.8

Tax effect of the items above(2)	(64.4)	(15.0)	(130.4)	(142.0)

Discrete tax benefits related to the resolution of uncertain tax positions	(36.6)		(81.9)

Discrete tax expense related to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements		120.0		120.0

Discrete tax expense (benefit) primarily related to Warnaco integration		4.7	(9.6)	5.2

Net income on a non-GAAP basis attributable to PVH Corp.	$147.1	$119.0	$607.8	$581.0

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.76	$1.43	$7.30	$7.03

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliation of GAAP revenue to revenue on a non-GAAP basis

Year Ended
2/2/14

Revenue	$8,186.4

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30.0

Revenue on a non-GAAP basis	$8,216.4

Table 3 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Earnings before interest and taxes	$6.2	$160.0	$529.9	$513.4

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	0.8	8.8	4.7	85.6

Gross profit charges associated with exit of a discontinued product line in the Tommy Hilfiger Japan business	1.8		1.8

Actuarial loss (gain) on retirement plans (recorded in SG&A)	138.9	(52.5)	138.9	(52.5)

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	32.9	89.8	134.7	384.1

SG&A expenses associated with exit from Izod retail business (including noncash impairment charges of $17.8)	21.0		21.0

SG&A expenses associated with exit of a discontinued product line in the Tommy Hilfiger Japan business	1.2		1.2

Impairment of certain Tommy Hilfiger North America stores (recorded in SG&A)			2.3

Loss recorded on the sale of Bass, including related costs (recorded in SG&A)		0.7	1.0	20.2

SG&A impact of the amendment of an unfavorable contract				(24.3)

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)			(8.0)

Debt modification and extinguishment costs			93.1	40.4

Earnings before interest and taxes on a non-GAAP basis	$202.8	$206.8	$920.6	$966.9

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Gross profit	$1,071.3	$1,069.5	$4,326.7	$4,219.3

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	0.8	8.8	4.7	85.6

Gross profit charges associated with exit of a discontinued product line in the Tommy Hilfiger Japan business	1.8		1.8

Gross profit on a non-GAAP basis	$1,073.9	$1,078.3	$4,333.2	$4,304.9

Table 5 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

SG&A	$1,065.8	$909.5	$3,713.6	$3,673.5

Items excluded:

Actuarial (loss) gain on retirement plans	(138.9)	52.5	(138.9)	52.5

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(32.9)	(89.8)	(134.7)	(384.1)

SG&A expenses associated with exit from Izod retail business (including noncash impairment charges of $17.8)	(21.0)		(21.0)

SG&A expenses associated with exit of a discontinued product line in the Tommy Hilfiger Japan business	(1.2)		(1.2)

Impairment of certain Tommy Hilfiger North America stores			(2.3)

Loss recorded on the sale of Bass, including related costs		(0.7)	(1.0)	(20.2)

SG&A impact of the amendment of an unfavorable contract				24.3

Net gain on deconsolidation of subsidiaries and consolidated joint venture			8.0

SG&A on a non-GAAP basis	$871.8	$871.5	$3,422.5	$3,346.0

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 6 - Reconciliation of GAAP net interest expense to net interest expense on a non-GAAP basis

Year Ended
2/2/14

Interest expense, net	$184.7

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(0.8)

Interest expense, net on a non-GAAP basis	$183.9

Table 7 - Reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Income tax (benefit) expense	$(77.3)	$152.2	$(47.5)	$185.3

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	64.4	15.0	130.4	142.0

Discrete tax benefits related to the resolution of uncertain tax positions	36.6		81.9

Discrete tax expense related to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements		(120.0)		(120.0)

Discrete tax (expense) benefit primarily related to the Warnaco integration		(4.7)	9.6	(5.2)

Income tax expense on a non-GAAP basis	$23.7	$42.5	$174.4	$202.1

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/15	2/2/14	2/1/15	2/2/14

Depreciation and amortization expense	$63.3	$70.5	$244.7	$313.6

Items excluded:

Depreciation and amortization associated with acquisition and integration of Warnaco	(1.3)	(3.0)	(5.6)	(83.4)

Depreciation and amortization expense on a non-GAAP basis	$62.0	$67.5	$239.1	$230.2

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended				Quarter Ended
	2/1/15				2/2/14
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income (loss) attributable to PVH Corp.	$51.5	$(95.6)		$147.1	$(37.5)	$(156.5)		$119.0

Weighted average common shares	82.5			82.5	81.9			81.9
Weighted average dilutive securities	0.9			0.9		1.1		1.1
Total shares	83.4			83.4	81.9			83.0

Diluted net income (loss) per common share attributable to PVH Corp.	$0.62			$1.76	$(0.46)			$1.43

	Year Ended				Year Ended
	2/1/15				2/2/14
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$439.0	$(168.8)		$607.8	$143.5	$(437.5)		$581.0

Weighted average common shares	82.4			82.4	81.2			81.2
Weighted average dilutive securities	0.9			0.9	1.4			1.4
Total shares	83.3			83.3	82.6			82.6

Diluted net income per common share attributable to PVH Corp.	$5.27			$7.30	$1.74			$7.03

(1)
Represents the impact on net income in the periods ended February 1, 2015 from the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the Company’s exit of the Izod retail business, including noncash impairment charges; (iii) the costs incurred in connection with the Company’s exit of a discontinued product line in the Tommy Hilfiger Japan business; (iv) the impairment of certain Tommy Hilfiger stores in North America; (v) the costs incurred related to the sale of the Bass business; (vi) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (vii) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (viii) the recognized actuarial loss on retirement plans; (ix) the tax effects associated with the foregoing items; and (x) the tax benefits associated with non-recurring discrete items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net (loss) income in the periods ended February 2, 2014 from the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (vi) the recognized actuarial gain on retirement plans; (vii) the tax effects associated with the foregoing items; (viii) the net tax expense associated with non-recurring discrete items related to the Warnaco integration; and (ix) a non-recurring discrete tax item attributable to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements. Please see Table 1 for a reconciliation of GAAP net (loss) income to net income on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter ended February 2, 2014 represent the dilutive impacts of securities included in the non-GAAP earnings per share calculation. Such amounts are not included in the GAAP earnings per share calculation for the quarter ended February 2, 2014 because there is a GAAP net loss attributable to PVH Corp., and, as such, the inclusion of these securities would have been antidilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	2/1/15	2/2/14
ASSETS
Current Assets:
Cash and Cash Equivalents	$479.3	$593.2
Receivables	743.2	761.2
Inventories	1,257.3	1,281.0
Other Current Assets	421.4	363.2
Total Current Assets	2,901.2	2,998.6
Property, Plant and Equipment	725.7	712.1
Goodwill and Other Intangible Assets	7,040.7	7,559.0
Other Assets	264.2	305.9
	$10,931.8	$11,575.6

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,320.8	$1,460.6
Short-Term Borrowings	8.5	6.8
Current Portion of Long-Term Debt	99.3	85.0
Other Liabilities	1,700.2	1,804.2
Long-Term Debt	3,438.7	3,878.2
Redeemable Non-Controlling Interest		5.6
Stockholders’ Equity	4,364.3	4,335.2
	$10,931.8	$11,575.6

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/1/15	2/2/14

Calvin Klein North America
Net sales	$352.3	$307.3
Royalty revenue	27.9	27.8
Advertising and other revenue	8.4	10.1
Total	388.6	345.2

Calvin Klein International
Net sales	285.4	311.7
Royalty revenue	21.7	22.7
Advertising and other revenue	7.0	8.9
Total	314.1	343.3

Total Calvin Klein
Net sales	637.7	619.0
Royalty revenue	49.6	50.5
Advertising and other revenue	15.4	19.0
Total	702.7	688.5

Tommy Hilfiger North America
Net sales	432.7	399.4
Royalty revenue	7.9	6.7
Advertising and other revenue	2.6	2.3
Total	443.2	408.4

Tommy Hilfiger International
Net sales	462.1	478.9
Royalty revenue	13.8	13.6
Advertising and other revenue	0.3	1.0
Total	476.2	493.5

Total Tommy Hilfiger
Net sales	894.8	878.3
Royalty revenue	21.7	20.3
Advertising and other revenue	2.9	3.3
Total	919.4	901.9

Heritage Brands Wholesale
Net sales	345.3	364.1
Royalty revenue	4.5	4.3
Advertising and other revenue	0.8	0.7
Total	350.6	369.1

Heritage Brands Retail
Net sales	95.3	92.2
Royalty revenue	0.7	0.5
Advertising and other revenue	0.1	0.1
Total	96.1	92.8

Total Heritage Brands
Net sales	440.6	456.3
Royalty revenue	5.2	4.8
Advertising and other revenue	0.9	0.8
Total	446.7	461.9

Total Revenue
Net sales	1,973.1	1,953.6
Royalty revenue	76.5	75.6
Advertising and other revenue	19.2	23.1
Total	$2,068.8	$2,052.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/1/15			2/2/14
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$52.7	$(3.2)	$55.9	$43.9	$(8.5)	$52.4

Calvin Klein International	20.9	(14.6)	35.5	(20.8)	(54.6)	33.8

Total Calvin Klein	73.6	(17.8)	91.4	23.1	(63.1)	86.2

Tommy Hilfiger North America	62.0		62.0	55.0		55.0

Tommy Hilfiger International	55.8	(3.0)	58.8	62.5		62.5

Total Tommy Hilfiger	117.8	(3.0)	120.8	117.5		117.5

Heritage Brands Wholesale	12.2	(4.7)	16.9	23.3	(6.9)	30.2

Heritage Brands Retail	(21.0)	(21.0)	0.0	(2.0)	(0.7)	(1.3)

Total Heritage Brands	(8.8)	(25.7)	16.9	21.3	(7.6)	28.9

Corporate	(176.4)	(150.1)	(26.3)	(1.9)	23.9	(25.8)

Total earnings before interest and taxes	$6.2	$(196.6)	$202.8	$160.0	$(46.8)	$206.8

(1)
Adjustments for the quarter ended February 1, 2015 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the Company’s exit of the Izod retail business, including noncash impairment charges; (iii) the costs incurred in connection with the Company’s exit of a discontinued product line in the Tommy Hilfiger Japan business; and (iv) the recognized actuarial loss on retirement plans.

(2)
Adjustments for the quarter ended February 2, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Bass business, including related costs; and (iii) the recognized actuarial gain on retirement plans.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	2/1/15	2/2/14
		Results
		Under		Non-GAAP
Calvin Klein North America		GAAP	Adjustments(1)	Results
Net sales	$1,391.1	$1,316.8		$1,316.8
Royalty revenue	115.6	113.9		113.9
Advertising and other revenue	44.1	41.9		41.9
Total	1,550.8	1,472.6		1,472.6

Calvin Klein International
Net sales	1,198.8	1,186.9	$(30.0)	1,216.9
Royalty revenue	78.6	76.8		76.8
Advertising and other revenue	30.6	30.3		30.3
Total	1,308.0	1,294.0	(30.0)	1,324.0

Total Calvin Klein
Net sales	2,589.9	2,503.7	(30.0)	2,533.7
Royalty revenue	194.2	190.7		190.7
Advertising and other revenue	74.7	72.2		72.2
Total	2,858.8	2,766.6	(30.0)	2,796.6

Tommy Hilfiger North America
Net sales	1,595.6	1,505.6		1,505.6
Royalty revenue	30.2	27.6		27.6
Advertising and other revenue	10.0	9.0		9.0
Total	1,635.8	1,542.2		1,542.2

Tommy Hilfiger International
Net sales	1,886.1	1,834.9		1,834.9
Royalty revenue	56.2	51.7		51.7
Advertising and other revenue	3.7	4.5		4.5
Total	1,946.0	1,891.1		1,891.1

Total Tommy Hilfiger
Net sales	3,481.7	3,340.5		3,340.5
Royalty revenue	86.4	79.3		79.3
Advertising and other revenue	13.7	13.5		13.5
Total	3,581.8	3,433.3		3,433.3

Heritage Brands Wholesale
Net sales	1,425.1	1,420.3		1,420.3
Royalty revenue	17.2	16.4		16.4
Advertising and other revenue	2.7	2.8		2.8
Total	1,445.0	1,439.5		1,439.5

Heritage Brands Retail
Net sales	352.4	541.7		541.7
Royalty revenue	2.7	4.3		4.3
Advertising and other revenue	0.5	1.0		1.0
Total	355.6	547.0		547.0

Total Heritage Brands
Net sales	1,777.5	1,962.0		1,962.0
Royalty revenue	19.9	20.7		20.7
Advertising and other revenue	3.2	3.8		3.8
Total	1,800.6	1,986.5		1,986.5

Total Revenue
Net sales	7,849.1	7,806.2	(30.0)	7,836.2
Royalty revenue	300.5	290.7		290.7
Advertising and other revenue	91.6	89.5		89.5
Total	$8,241.2	$8,186.4	$(30.0)	$8,216.4

(1)
Adjustments for the year ended February 2, 2014 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/1/15			2/2/14
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$225.6	$(14.0)	$239.6	$167.0	$(87.7)	$254.7

Calvin Klein International	118.7	(43.1)	161.8	(60.7)	(237.5)	176.8

Total Calvin Klein	344.3	(57.1)	401.4	106.3	(325.2)	431.5

Tommy Hilfiger North America	242.9	(2.3)	245.2	242.5	12.0	230.5

Tommy Hilfiger International	261.2	(3.0)	264.2	260.5	12.3	248.2

Total Tommy Hilfiger	504.1	(5.3)	509.4	503.0	24.3	478.7

Heritage Brands Wholesale	96.6	(17.7)	114.3	114.4	(43.9)	158.3

Heritage Brands Retail	(24.8)	(22.0)	(2.8)	(24.4)	(20.2)	(4.2)

Total Heritage Brands	71.8	(39.7)	111.5	90.0	(64.1)	154.1

Corporate	(390.3)	(288.6)	(101.7)	(185.9)	(88.5)	(97.4)

Total earnings before interest and taxes	$529.9	$(390.7)	$920.6	$513.4	$(453.5)	$966.9

(1)
Adjustments for the year ended February 1, 2015 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the Company’s exit of the Izod retail business, including noncash impairment charges; (iii) the costs incurred in connection with the Company’s exit of a discontinued product line in the Tommy Hilfiger Japan business; (iv) the impairment of certain Tommy Hilfiger stores in North America; (v) the costs incurred related to the sale of the Bass business; (vi) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (vii) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; and (viii) the recognized actuarial loss on retirement plans.

(2)
Adjustments for the year ended February 2, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; and (v) the recognized actuarial gain on retirement plans.

PVH CORP.
Reconciliations of 2014 Constant Currency Amounts
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in United States dollars in accordance with generally accepted accounting principles in the United States. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in United States dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in United States dollars and, as the United States dollar strengthens, this United States dollar-based inventory converts into a higher amount of local currency inventory and cost of goods when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency translation rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

	Revenue as Reported		% Change
	Quarter Ended		As Reported	Impact of Foreign Exchange Translation	Constant Currency
	2/1/15	2/2/14

Calvin Klein International	$314.1	$343.3	(8.5)%	(6.5)%	(2.0)%
Total Calvin Klein	702.7	688.5	2.1%	(4.0)%	6.1%

Tommy Hilfiger International	$476.2	$493.5	(3.5)%	(12.4)%	8.9%
Total Tommy Hilfiger	919.4	901.9	1.9%	(7.3)%	9.2%

Total Revenue	$2,068.8	$2,052.3	0.8%	(4.7)%	5.5%

	Revenue as Reported		% Change
	Year Ended		As Reported	Impact of Foreign Exchange Translation	Constant Currency
	2/1/15	2/2/14

Tommy Hilfiger International	$1,946.0	$1,891.1	2.9%	(2.4)%	5.3%
Total Tommy Hilfiger	$3,581.8	$3,433.3	4.3%	(1.8)%	6.1%

	Earnings Before Interest and Taxes
	As Reported	Adjustments (1)	Non-GAAP Basis	Impact of Foreign Exchange Translation	Constant Currency

Quarter Ended 2/1/15	$6.2	$(196.6)	$202.8	$(12.1)	$214.9
Quarter Ended 2/2/14	160.0	(46.8)	206.8	—	206.8
% Change					4%

(1)
Represents the impact from the elimination of (i) the costs incurred in the quarters ended February 1, 2015 and February 2, 2014 in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in the quarter ended February 1, 2015 in connection with the Company’s exit of the Izod retail business, including noncash impairment charges; (iii) the costs incurred in the quarter ended February 1, 2015 in connection with the Company’s exit of a discontinued product line in the Tommy Hilfiger Japan business; (iv) the loss incurred in the quarter ended February 2, 2014 in connection with the sale of substantially all of the assets of the Bass business, including related costs; and (v) the actuarial (loss) gain on retirement plans recognized in the quarters ended February 1, 2015 and February 2, 2014, respectively. Please see Table 3 in the section entitled “Reconciliations of GAAP to Non-GAAP Amounts” for more detail.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2015 estimated results excluding (a) the costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) the costs expected to be incurred in connection with operating and exiting the Izod retail business; and (c) the estimated tax effects associated with these costs, and (2) 2014 previous guidance excluding (a) the costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) the impairment of certain Tommy Hilfiger stores in North America; (c) the costs incurred related to the sale of the Bass business; (d) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (e) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (f) the estimated tax effects associated with these costs; and (g) non-recurring discrete tax items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions. The 2015 estimated results and 2014 previous guidance are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above costs are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

	2015 Guidance		Previous 2014 Guidance
Net Income Per Common Share Reconciliations	Full Year 2015 (Estimated)	First Quarter 2015 (Estimated)	Full Year 2014 (Estimated)	Fourth Quarter 2014 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.09 - $6.24	$1.08 - $1.13	$6.08 - $6.13	$1.42 - $1.47
Estimated per common share impact of items identified as non-GAAP exclusions	$(0.66)	$(0.27)	$(1.17)	$(0.29)
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$6.75 - $6.90	$1.35 - $1.40	$7.25 - $7.30	$1.71 - $1.76

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2015 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2015 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2015 (Estimated) (Consolidated)	Full Year 2015 (Estimated) (Calvin Klein)	Full Year 2015 (Estimated) (Tommy Hilfiger)	First Quarter 2015 (Estimated) (Consolidated)	First Quarter 2015 (Estimated) (Calvin Klein)	First Quarter 2015 (Estimated) (Tommy Hilfiger)

GAAP revenue (decrease) increase	(4)%	Flat	(7)%	(6)%	(3)%	(10)%
Impact of foreign exchange translation	(7)%	(5)%	(10)%	(8)%	(6)%	(12)%
Non-GAAP revenue increase on a constant currency basis	3%	5%	3%	2%	3%	2%

Please refer to the section entitled “Reconciliations of 2014 Constant Currency Amounts” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(In millions, except per share data)

	First Quarter 2014
	(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results

Net income attributable to PVH Corp.	$35.3	$(86.8)		$122.1
Total weighted average shares	83.2			83.2

Diluted net income per common share attributable to PVH Corp.	$0.42			$1.47

(1) Represents the impact on net income in the quarter ended May 4, 2014 from the elimination of (i) the costs associated with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the sale of substantially all of the assets of the Company’s Bass business; (iii) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (iv) the net gain recorded on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; and (v) the tax effects associated with the foregoing items.